UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12B-25

NOTIFICATION OF LATE FILING

[   ] Form 10-K                                                          [  ] Transition Report on Form 10-K
[   ] Form 20-F                                                           [  ] Transition Report on Form 20-F
[   ] Form 11-K                                                          [  ] Transition Report on Form 11-K
[X] Form 10-Q                                                          [  ] Transition Report on Form 10-Q
[   ] Form 10-D                                                          [  ] Transition Report on Form N-SAR
[   ] Form N-SAR
[   ] Form N-CSR

For Period Ended:     December 31, 2009                                                      For the Transition Period: __________________________________

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Americas Energy Company-AECo

Full Name of Registrant

Former Name If Applicable

249 N. Peters Rd., Suite 300,

Address of Principle Executive Office (Street and Number)

Knoxville, Tennessee 37923

City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
(b)      The subject annual report, semi-annual report, transition report on Form 10-K, Form
20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on
[ X ]                 or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on
Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
(c)      The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

1

PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR,
N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant’s quarterly report could not be filed within the prescribed time period due to the Registrant requiring additional time to prepare and review the quarterly report for the period ended December 31, 2009. Such delay could not be eliminated by the Company without unreasonable effort and expense. In accordance with Rule 12b-25 of the Securities Exchange Act of 1934, the Company will file its Form 10-Q no later than five calendar days following the prescribed due date.

PART IV - OTHER INFORMATION

1)	Name and telephone number of persons to contact in regard to this notification.
Christopher L. Headrick                                              (865)            238-0668
(Name)                                      (Area Code) (Telephone Number)

2)
Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [  ] No

3)
Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [  ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

2

SIGNATURE

Americas Energy Company- AECo

(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2010	By:	/s/ Christopher L. Headrick
Christopher L. Headrick
President, CEO and Director
Principal Executive Officer, Principal Financial Officer

3